EXHIBIT

                                                          FOR IMMEDIATE RELEASE

           NEW PROCTER & GAMBLE CHIEF EXECUTIVE DETAILS BUSINESS PLAN

                           Sets Long-Term Growth Plans

     NEW YORK, September 28, 2000 - A.G. Lafley, president and chief executive of The Procter & Gamble Company, today outlined his company's plans for growth for fiscal year 2001 and beyond in a meeting with securities analysts in New York.

Goals For Quarter, Fiscal Year
------------------------------

     The company confirmed that its guidance remains on track for the September and December quarters. P&G expects sales growth of two to three percent for the fiscal year. Expected sales growth will be four-to-six percent for the fiscal year, excluding the impact of foreign exchange, with earnings per share growth of seven-to-10 percent.

Longer-Term Outlook
-------------------

     Lafley also set out growth goals beyond the current fiscal year.

     "Our overriding objective is unchanged - to consistently achieve a Total Shareholder Return (TSR) in the top third of our peer group, year-in and year-out," said Lafley. "This is the guiding principle that drives the choices I have and will make as chief executive."

     Lafley laid out a longer-term sales growth goal of four to six percent, excluding foreign exchange, down from six to eight percent, reflecting a tougher pricing environment and realistic expectations of growth from new and acquired businesses.

     "Based on mid-single-digit top-line growth, we believe that double-digit earnings-per-share growth should be achievable year to year," Lafley said.

     Half of the earnings-per-share (EPS) growth will be driven by sales increases. Operating margin improvement from lower cost of goods, lower overhead costs and restructuring savings will account for the balance of the EPS growth.

Equation for Success
--------------------

     Lafley said his confidence in P&G's future is based on its historic strengths in innovation and branding, which have produced 10 brands with global sales of one billion dollars or more. "Big edge innovation creates and builds big brands, which in turn, create and build global scale. We have a proven track record of creating and building big brands that are not only market leaders, but also the engines of growth for the category."

     Lafley said P&G innovation is driven by its connections with consumers. "This year, two-and-a-half billion consumers will purchase a branded P&G product somewhere in the world - more than one-third of the world's population and ten times more people than are on the internet," Lafley added.

     "Having a stable of such strong global brands creates significant advantages for P&G and our scale multiplies those advantages," Lafley said.

     Lafley outlined efforts in three areas to capture even greater scale-based advantages: fully tapping the value of the company's new global organization structure, significantly increasing the productivity of people, R&D investment and capital, and taking full advantage of the web as a multiplier of scale. Lafley said, "We are moving onto the internet in a big way. We're making it part of everything we do. The benefits touch every part of P&G's business."

     "P&G's prospects for long term growth are bright," said Lafley. "While we have moderated our goals somewhat, they are achievable and they are right for the long term health of this enterprise."

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit volume and income growth projections, the achievement of the Company's cost containment goals, and the timely divestiture of assets within the Company's on going minor brand divestiture program, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed Forms 10-K and 8-Ks.

     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide(R), Ariel(R), Crest(R), Pantene Pro-V(R), Always(R), Whisper(R), Pringles(R), Pampers(R), Oil of Olay(R), Iams(R) and Vicks(R). Based in Cincinnati, Ohio, USA, P&G has on-the-ground operations in over 70 countries and employs more than 110,000 people worldwide.

                                      # # #

A LIVE WEBCAST OF THE EVENT IS AVAILABLE BEGINNING AT 10:00 AM EDT, 9/28/00. ACCESS THE WEBCAST AT WWW.PG.COM, THEN CLICK ON "INVESTOR."

Worldwide Website:  http://www.pg.com

A free, fully reproducible, high-resolution photo-with-caption will be posted by Feature Photo at www.newscom.com



P&G Contact:  Wendy Jacques (513)983-3889
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